Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Hyper9, Inc. (Delaware)

SolarWinds Asia Pte. Ltd. (Singapore)

SolarWinds Australia Pty. Ltd. (Australia)

SolarWinds Cyprus Limited (Cyprus)

SolarWinds Czech s.r.o. (Czech Republic)

SolarWinds India Private Limited (India)

SolarWinds IP Holding Company Limited (Ireland)

SolarWinds New Zealand (New Zealand)

SolarWinds Software Europe Limited (Ireland)

SolarWinds Software Europe (Holdings) Limited (Ireland)

SolarWinds Worldwide, LLC (Delaware) (d/b/a SolarWinds)